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                                   EXHIBIT 5

    Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
                                     Lawyers
                                 P. O. Box 2611
                          Raleigh, North Carolina 27601
                               Phone: 919-821-1220
                                Fax: 919-821-6800

                               September 21, 2001

Four Oaks Fincorp, Inc.
6144 US 301 South
Four Oaks, NC  27524

Ladies and Gentlemen:

     As counsel for Four Oaks Fincorp, Inc., a North Carolina corporation (the "Company"), we furnish the following opinion in connection with the proposed issuance by the Company of up to 318,750 shares of its common stock, $1.00 par value (the "Common Stock"), pursuant to the Non-Qualified Stock Option Plan (Amended and Restated May 17, 2001) and the Employee Stock Purchase and Bonus Plan (Amended and Restated August 20, 2001) (hereinafter referred to collectively as the "Plans") of the Company. These securities are the subject of a registration statement to be filed by the Company with the Securities and Exchange Commission on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), to which this opinion is to be attached as an exhibit.

     We have examined the Articles of Incorporation and the Bylaws of the Company, the minutes of meetings of its Board of Directors, and such other corporate records of the Company and other documents and have made such examinations of law as we have deemed relevant for purposes of this opinion. We also have received a certificate of an officer of the Company, dated September 16, 2001, relating to the issuance of the Common Stock pursuant to the Plans. Based on such examination and such certificate, it is our opinion that the 318,750 shares of Common Stock of the Company that are being registered pursuant to the Registration Statement have been duly authorized, and when duly issued and delivered against payment of the consideration therefor expressed in the applicable resolutions of the Board of Directors or a committee thereof pursuant to the Plans, such shares will be legally issued, fully paid and non-assessable.

     The opinion set forth herein is limited to matters governed by the laws of the State of North Carolina, and no opinion is expressed herein as to the laws of any other jurisdiction. The opinion set forth herein does not extend to compliance with state and federal securities laws relating to the sale of these securities.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement that the Company is filing with the Securities and Exchange Commission. Such consent shall not be deemed to be an admission that this firm is within the category of persons whose consent is required under
Section 7 of the 1933 Act or the regulations promulgated pursuant to the 1933
Act.

     Our opinion is as of the date hereof, and we do not undertake to advise you of matters which might come to our attention subsequent to the date hereof which may affect our legal opinion expressed herein.

                                           Very truly yours,

                                           /s/ SMITH, ANDERSON, BLOUNT, DORSETT,
                                               MITCHELL & JERNIGAN, L.L.P.